Exhibit 5.2

March 2, 2022

Anghami Inc. 16th Floor, Al-Khatem Tower, WeWork Hub 71 Abu Dhabi Global Market Square, Al Maryah Island Abu Dhabi, United Arab Emirates	Norton Rose Fulbright 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Anghami, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 947,800 warrants (the “Warrants”), each representing the right to acquire one common ordinary share, par value $0.0001 per share, of the Company pursuant to a prospectus forming a part of a Registration Statement on Form F-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Upon the basis of such examination, we advise you that, in our opinion, assuming the Warrants have been duly authorized and validly issued, the Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the State of New York. We express no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Cayman Islands law, we note that you have received the opinion, dated as of the date hereof, of Maples and Calder (Dubai) LLP which is being filed as an exhibit to the Registration Statement relating to the Warrants.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

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